                                                                     Exhibit 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             MEDIQUAL SYSTEMS, INC.

                    Incorporated pursuant to a Certificate of
                 Incorporation filed with the Secretary of State
                   of the State of Delaware on March 16, 1984
                   ------------------------------------------

     MediQual Systems, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, and notice thereof has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware:

     FIRST.    The name of the Corporation is MEDIQUAL SYSTEMS, INC.

     SECOND.   The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware (Zip Code 19805). The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.   The total number of shares of all classes of stock that the
Corporation shall have authority to issue is 37,000,000 shares, consisting of:

     30,000,000     shares of common stock, $.001 par value (the "Common Stock"
                    or the "Common Shares"); and

     7,000,000      shares of preferred stock, $.01 par value (the "Preferred
                    Stock"), of which:

                    500 shares of Preferred Stock have been designated as Class A Preferred Shares (the "Class A Preferred Shares");

                    6,500,000 shares of Preferred Stock have been designated as
                              Class B Preferred Shares, (the "Class B Preferred Shares"),

                              of which 5,714,286 Class B Preferred Shares have been further designated as


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                              Series 1986 Class B Preferred Shares (the "Series
                              1986 Class B Preferred Shares"), and 785,714 Class B Preferred Shares have been further designated as Series 1987 Class B Preferred Shares (the "Series 1987 Class B Preferred Shares"); PROVIDED, HOWEVER, that except as otherwise expressly provided herein, the Series 1986 Class B Preferred Stock and the Series 1987 Class B Preferred Stock shall be treated for all purposes as the same class of capital stock of the Corporation; and

                    2,500 shares of Preferred Stock have been designated as Class C Preferred Shares (the "Class C Preferred Shares").

     Upon filing of this Amended and Restated Certificate of Incorporation, each share of Common Stock issued and outstanding or held in treasury immediately prior to such filing shall be combined into and reclassified as, and shall become, one-fourth (1/4) of one fully paid and non-assessable share of Common Stock. Until surrendered, the certificates formerly representing the shares of Common Stock that have been combined and reclassified in accordance with the foregoing shall cease to represent such combined and reclassified shares of Common Stock and thereafter shall represent the shares of Common Stock that they have been combined into and reclassified as in accordance with the foregoing.

     The Class A Preferred Shares, the Class B Preferred Shares, and the Class C Preferred Shares are herein sometimes referred to collectively as the "Preference Shares."

     Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

     Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the
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powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

     At such time as no Class A Preferred Shares, Class B Preferred Shares, or Class C Preferred Shares, respectively, are issued and outstanding, including without limitation because all of such shares have been redeemed or converted into shares of Common Stock or the right to receive the Redemption Price thereof in accordance with this Amended and Restated Certificate of Incorporation, all authorized shares of each such class and series of Preferred Stock, automatically and without further action, shall be reclassified as authorized but unissued shares of undesignated Preferred Stock of no particular class or series, and any and all of such shares may thereafter be issued by the Board of Directors of the Corporation in one or more series, and the terms of any such series may be determined by the Board of Directors, as provided herein.

     The following is a statement of the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, of the Common Stock and the Preference Shares, respectively:

     1.   Liquidation, Dissolution or Winding Up.
          --------------------------------------

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the holders of the Class C Preferred Shares shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders an amount equal to $990.45 per Class C Preferred Share held plus all accrued and unpaid dividends on such Class C Preferred Share held (the "Class C Liquidation Value"), before any payment is made in respect of any other class or series of stock of the Corporation, (ii) after the payment in full to the holders of the Class C Preferred Shares of all amounts pursuant to clause (i) of this Section 1(a), the holders of the Class B Preferred
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                                     - 3 -


Shares shall be entitled to be paid out of the assets of the Corporation remaining after payment of the preferential amounts to the holders of the Class C Preferred Shares available for distribution to shareholders an amount equal to $.70 per Series 1986 Class B Preferred Share held and $2.00 per Series 1987 Class B Preferred Share held, before any payment is made to any other class and
(iii) after the payment in full to the holders of the Class C Preferred Shares and the Class B Preferred Shares of all amounts pursuant to clauses (i) and (ii) of this Section 1(a), the holders of the shares of Class A Preferred Shares outstanding shall be entitled to be paid out of such assets an amount equal to $10,000.00 per Class A Preferred Share plus all accrued and unpaid dividends thereon, before any payment shall be made to the holders of the Common Shares or of any stock ranking on liquidation junior to the Preference Shares. If upon any liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of the Series C Preferred Shares shall be insufficient to permit payment in full of the preferential amounts to which such holders are entitled pursuant to clause (i) of this Section 1(a), then the assets of the Corporation available for distribution to such holders shall be distributed to such holders pro rata and in proportion to the relative preferential amounts to which such holders are entitled. If upon any liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of the Series 1986 Class B Preferred Shares and the Series 1987 Class B Preferred Shares shall be insufficient to permit payment in full of the preferential amounts to which such holders are entitled pursuant to clause (ii) of this Section 1(a), then the assets of the Corporation remaining after payment in full of the preferential amounts to the holders of the Class C Preferred Shares available for distribution to such holders shall be distributed to such holders pro rata and in proportion to the relative preferential amounts to which such holders are entitled. If upon any liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of Class A Preferred Shares shall be insufficient to permit payment in full of the preferential amounts to which such holders are entitled pursuant to clause (iii) of this Section 1(a), then the assets of the Corporation remaining after payment in full of the preferential amounts to the holders of the Class C Preferred Shares and the Class B Preferred Shares shall be distributed to the holders of the Class A Preferred Shares pro rata. After the holders of the Preference Shares shall have been paid in full the amounts to which such holders are entitled, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payment, any assets remaining available for distribution shall be distributed to the holders of the Common Shares and the holders of the Preference Shares shall not be entitled to share therein. Each holder of the Class C Preferred Shares or Class B Preferred Shares may elect, in lieu of receiving the preferential amounts pursuant to clauses (i) and (ii) of this Section 1(a), to share with the holders of the Common Shares in the assets remaining available for distribution after the payment of the preferential amount to the other holders of Preference Shares, pro rata, as if
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such holder had converted such holder's Preference Shares immediately prior to such liquidation, dissolution or winding up of the Corporation pursuant to this
Section 1.

     (b) A consolidation of the Corporation or a merger in which the Corporation is not the surviving corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 1; provided, however, that each holder of the Preference Shares shall have the right to elect the benefits of the provisions of Section 4(j) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 1.

     (c) In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Preference Shares, the holders of the Preference Shares shall be entitled to a distribution of assets or cash and assets equal in value to the preferential amounts stated in Section 1(a). In the event that such distribution to the holders of the Preference Shares shall include any assets other than cash, the Board of Directors shall first determine the value of such assets for such purpose and shall notify all holders of the Preference Shares of such determination. The value of such assets for purposes of the distribution under this Section 1(c) shall be the value as determined by the Board of Directors in good faith and with due care, unless the holders of a majority in interest (measured in terms of their respective liquidation preferences under Section 1(a)) of the outstanding Preference Shares shall object thereto in writing within 15 days after the date of such notice. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by arbitration in which (a) the objecting shareholders shall name in their notice of objection one arbitrator, (b) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (c) the two arbitrators thus selected shall select a third arbitrator, and (d) the three arbitrators thus selected shall determine the valuation of such assets for purposes of such distribution by majority vote. The costs of such arbitration shall be borne by the Corporation and by the holders of the Preference Shares (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators does not exceed by at least 5% the valuation as determined by the Board of Directors, the holders of the Preference Shares shall pay the costs of the arbitrators, and (ii) otherwise, the Corporation shall bear the costs of the arbitration.


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                                     - 5 -


     2.   Dividends.
          ----------

     (a) Subject to the provisions of Section 4 hereof, the holders of the Class C Preferred Shares shall be entitled to receive quarterly dividends when, as and if declared by the Board of Directors, out of funds legally available therefore, in an amount per share per quarter equal to 2.5% of the sum of the Class C Liquidation Value ("Minimum Class C Dividends"). To the extent that such dividends are not paid because there are no legally available funds or for any other reason, such dividends shall accrue (but not compound) on a daily basis, whether or not such dividends are declared. During any dividend period, the Minimum Class C Dividends and all accrued and unpaid dividends on the Class C Preferred Shares shall be paid before any dividends shall be paid upon, or set apart for, any other class or series of stock.

     (b) Subject to the prior and superior right of the holders of the Class C Preferred Shares as described in Section 2(a) above, the holders of the Class A Preferred Shares shall be entitled to receive quarterly dividends from the surplus or net profits of the Corporation in an amount equal to one-quarter of the prime interest rate in effect at Marine Midland Bank, N.A. on the payment date multiplied by $10,000.00 per Class A Preferred Share ("Minimum Dividends") when, in its discretion, the Board of Directors shall declare such dividends. Dividends on the Class A Preferred Shares shall be cumulative. During any dividend period the Minimum Dividends or any cumulated dividends on the Class A Preferred Shares shall be payable before any dividends shall be paid upon, or set apart for, the Class B Preferred Shares or the Common Shares.

     (c) Except as provided in this Section 2, no dividends shall be declared and set aside for any of the Preference Shares; provided, however, that in the event the Board of Directors of the Corporation shall declare a dividend payable upon the outstanding Common Shares, other than a dividend to which the provisions of Section 4(f) or (g) apply, the holders of the Class B Preferred Shares and Class C Preferred Shares shall be entitled to the same amount of dividends per Class B Preferred Share and Class C Preferred Shares as would be declared payable on the largest number of full Common Shares into which each such Class B Preferred Share and Class C Preferred Shares, as the case may be, could be converted pursuant to the provisions of Section 4 hereof, such number determined as of the record date for the determination of holders of Common Shares entitled to receive such dividend.

     3.   Ordinary Voting Rights; Election of Directors.
          ---------------------------------------------

     (a) Except as otherwise required by law which cannot be waived, the Class A Preferred Shares shall be non-voting stock.
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                                     - 6 -


     (b) Except as otherwise expressly provided herein or as required by law, the holder of each Class C Preferred Share and each Class B Preferred Share shall be entitled to vote on all matters. Each Class C Preferred Share and each Class B Preferred Share shall entitle the holder thereof to such number of votes per share as shall equal the number of Common Shares into which each Class C Preferred Share or each Class B Preferred Share, as the case may be, is then convertible. Except as otherwise expressly provided herein (including without limitation the provisions of Section 5 hereof) or as required by law, the holders of the Class C Preferred Shares, the Class B Preferred Shares and the Common Shares shall vote together as a single class on all matters.

     (c) So long as at least 1,263,345 of the Class B Preferred Shares shall remain outstanding, the holders of the Class B Preferred Shares shall have the exclusive and special right to elect one director voting as a class separately from all other classes of stock of the Corporation.

     (d) The holders of the Class C Preferred Shares shall have the exclusive and special right to elect one director voting as a class separately from all other classes of stock of the Corporation.

     4. CONVERSION. The holders of the Preference Shares shall have the following conversion rights:

     (a) The Class A Preferred Shares shall not be convertible into Common Shares. Upon the closing of a Qualified Offering (as defined in Section 4(c) hereof), each of the Class A Preferred Shares shall immediately and automatically be converted into the right to receive from the Corporation, upon surrender to the Corporation of the certificate representing such share, duly indorsed for transfer or accompanied by duly executed instrument of transfer, the Redemption Price (as defined in Section 5(a) hereof) of such share; and from and after such closing, the certificates formerly representing Class A Preferred Shares shall cease to represent such shares and thereafter shall represent only the rights to receive the Redemption Price into which such shares have been converted pursuant to this Section 4(a).

     (b) Subject to and in compliance with the provisions of this Section 4, any of the Class C Preferred Shares or the Class B Preferred Shares may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable Common Shares. The number of Common Shares to which a holder of the Class C Preferred Shares or Class B Preferred Shares shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate (determined as provided in Section 4(d)) by the number of Class B Preferred Shares or Class C Preferred Shares, as the case may be, being converted.
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                                     - 7 -


     (c) Each Class C Preferred Share and Class B Preferred Share outstanding shall automatically be converted into the number of Common Shares into which such Preference Share is convertible upon application of the then effective Conversion Rate, (x) immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of capital stock of the Corporation in which the aggregate gross proceeds received by the Corporation from the sale of the shares equal or exceed $10,000,000 at a sale price to the public of at least $6.00 per share (appropriately adjusted in the event of any Extraordinary Common Shares Event, as hereinafter defined) (such underwritten public offering is referred to herein as a "Qualified Offering"), (y) with respect to the Class C Preferred Shares, once at least 80% of the Class C Shares outstanding on the date on which any of the Class C Preferred Shares are first issued have been converted into Common Shares or (z) with respect to the Class B Preferred Shares, once at least 80% of the Class B Preferred Shares outstanding on the date on which any of the Class C Preferred Shares are first issued have been converted into Common Shares.

     Upon the occurrence of the event specified in Section (4)(c), the outstanding Class C Preferred Shares and Class B Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided, however, that the Corporation shall not be obligated to issue certificates evidencing Common Shares issuable upon such conversion unless certificates evidencing such Preference Shares are either delivered to the Corporation or any transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

     Upon the occurrence of the automatic conversion of all of the outstanding Class C Preferred Shares and Class B Preferred Shares, the holders of the Class C Preferred Shares and Class B Preferred Shares shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Shares. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Preference Shares surrendered were convertible on the date on which such automatic conversion occurred.

     (d) The conversion rate in effect at any time (the "Conversion Rate") for the Class C Preferred Shares shall equal the quotient obtained by dividing (i) the sum of $1,000.00 plus one-half of the dividends per Class C Preferred Share accrued and unpaid through the date of conversion by (ii) the applicable Conversion Value, calculated as herein provided. The Conversion Rate for the Series 1986 Class B Preferred Shares shall equal the quotient obtained by dividing $.70 by the applicable Conversion Value, calculated as hereinafter provided. The Conversion Rate for the Series 1987 Class B Preferred Shares shall equal the quotient obtained by dividing $2.00 by the applicable Conversion Value, calculated as hereinafter provided.

     (e) The Conversion Value in effect upon the date of filing this Amended and Restated Certificate of Incorporation, and until first adjusted in accordance with Section 4(f) or 4(g) hereof, shall be $4.00 for the Class C Preferred Shares, $2.80 for the Series 1986 Class B Preferred Shares and $7.92 for the Series 1987 Class B Preferred Shares.

     (f) Upon the happening of an Extraordinary Common Shares Event, each Conversion Value shall, simultaneously with the happening of such Extraordinary Common Shares Event, be adjusted by dividing the then effective Conversion Value by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately after such Extraordinary Common Shares Event and the denominator of which shall be the number of Common Shares outstanding immediately prior to such Extraordinary Common Shares Event, and the quotient so obtained shall thereafter be the Conversion Value. Each Conversion Value, as so adjusted shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Shares Event or Events.

     (g) (i) Except as provided below in this subparagraph (i) of this Section 4(g), if at any time after filing of this Amended and Restated Certificate of Incorporation the Corporation shall issue any additional Common Shares at a price per share less than any Conversion Value in effect immediately prior to such issuance, then each Conversion Value that is greater than such price per share shall be reduced to an amount determined by multiplying such Conversion Value by a fraction:

          (A) the numerator of which shall be (a) the number of Common Shares outstanding (excluding treasury shares) immediately prior to the issuance of such additional Common Shares plus the number of Common Shares issuable upon the conversion of the outstanding Preference Shares at the applicable Conversion Value (prior to any resulting adjustment), plus (b) the number of Common Shares which the net aggregate consideration received by the Corporation for the total number of such additional Common Shares so issued would purchase at the applicable Conversion Value (prior to any resulting adjustment), and

          (B) the denominator of which shall be (a) the number of Common Shares outstanding (excluding treasury shares) immediately prior to the issuance of such additional Common Shares plus the number of Common Shares issuable upon the conversion of the outstanding Preference Shares at the applicable Conversion Value (prior to any resulting adjustment), plus (b) the number of such additional Common Shares so issued.

     The following shall not be deemed in any such case to be an issuance of additional Common Shares and shall have no effect on the calculations contemplated by this Section 4: (i) the Corporation's issuance from and after April 27, 1993 to employees or directors of options to purchase up to an additional 856,656 Common Shares pursuant to stock options issued to such persons and approved by the Board of Directors, and the issuance of any Common Shares upon exercise of such options, (ii) any capital stock of the Corporation issued upon exercise of any options, warrants or other rights to acquire capital stock of the Corporation outstanding on the date of the filing of this Amended and Restated Certificate of Incorporation or the conversion or exchange of any securities of the Corporation outstanding on the date of the filing of this Amended and Restated Certificate of Incorporation convertible or exchangeable for any capital stock of the Corporation, (iii) the issuance of any Common Shares upon the conversion of the Class B Preferred Shares, and (iv) the issuance of any Common Shares upon the conversion of the Class C Preferred Shares or any increase in the Conversion Rate applicable to the Class C Preferred Shares as a result of accruing dividends on such shares. The maximum numbers of Common Shares that shall not be deemed to be an issuance of additional shares pursuant to the foregoing shall be subject to appropriate adjustment with respect to any as yet unissued shares in the event of any Extraordinary Common Shares Event.

     For purposes of this Section 4(g), if a part or all of the consideration received by the Corporation in connection with the issuance of Common Shares or the issuance of any of the securities described in paragraph (ii) of this
Section 4(g) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith by the Board of Directors, and shall otherwise be deemed to have a value equal to its fair market value. This Section 4(g) shall not apply under any of the circumstances which would constitute an Extraordinary Common Shares Event.

     (ii) For the purpose of this Section 4(g), and except as provided in paragraph (g) (i) above, the issuance of any warrants, options or other subscription or purchase rights with respect to Common Shares and the issuance of any securities convertible into Common Shares (or the issuance of any warrants, options or any rights with respect to such convertible securities) shall be deemed an issuance at such time of such Common Shares with respect to the adjustment of any Conversion Value if the Net Consideration Per Share which may be received by the Corporation for such Common Shares (as hereinafter determined) shall be less than such Conversion Value at the time of such issuance and, except as hereinafter provided, an adjustment in such Conversion Value shall be made upon each such issuance in the manner provided in subparagraph (i) of this Section 4(g) as if such Common Shares were issued at such Net Consideration Per Share. No adjustment of any Conversion Value shall be made under this Section 4(g) upon the issuance of any additional Common Shares which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or other rights. If such warrants, options or other subscription or purchase rights with respect to Common Shares or securities convertible into Common Shares by their terms provide, with the passage of time or otherwise, for any increase or decrease in the Net Consideration Per Share (as defined herein) payable to the Corporation, or in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof (other than an increase or decrease resulting from the anti-dilution provisions of such warrants, options, or other rights or securities), the applicable Conversion Value computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease. Any adjustment of any Conversion Value under this subparagraph (ii) of this Section 4(g) which relates to warrants, options or other subscription or purchase rights with respect to Common Shares shall be disregarded if, as, and when such warrants, options or other subscription or purchase rights expire or are canceled without being exercised, so that such Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options or other subscription or purchase rights, with such additional adjustments as would have been made to the applicable Conversion Value had the expired or canceled warrants, options or other subscription or purchase rights not been issued. For purposes of this subparagraph (ii), the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

          (A) The Net Consideration Per Share shall mean the amount equal to (i) the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscription or other purchase rights or convertible securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by (ii) the aggregate number of Common Shares that would be issued if all such warrants, options, subscription or other purchase rights or convertible securities were exercised or converted at such Net Consideration Per Share.

          (B) The Net Consideration Per Share which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscription or other purchase rights or convertible securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options subscription or other purchase rights or convertible securities

     (h) in the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation other than Common Shares, then and in each such event provisions shall be made so that the holders of Class C Preferred Shares and the holders of Class B Preferred Shares shall receive upon conversion thereof in addition to the number of Common Shares receivable thereupon, the number of securities of the Corporation which they would have received had their Class B Preferred Shares or Class C Preferred Shares, as the case may be, been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Preference Shares.

     (i) If the Common Shares issuable upon the conversion of the Preference Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each Class C Preferred Share and each Class B Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change, by holders of the number of Common Shares into which such Class C Preferred Shares or Class B Preferred Shares, as the case may be, might have been converted immediately prior to such capital reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (j) If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such merger consolidation or sale, lawful and adequate provision shall be made so that the holders of the Class C Preferred Shares and the holders of the Class B Preferred Shares shall thereafter be entitled to receive upon conversion of the Class C Preferred Shares or Class B Preferred Shares, as the case may be, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, which a holder of Common Shares deliverable upon conversion would have received in connection with such merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Class C Preferred Shares and the holders of the Class B Preferred Shares after the merger, consolidation or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of any Conversion Value and the number of shares deliverable upon conversion of the Class C Preferred Shares or the Class B Preferred Shares) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Class C Preferred Shares or Class B Preferred Shares, as the case may be.

     Each holder of Class C Preferred Shares and each holder of Class B Preferred Shares upon the occurrence of a merger, consolidation or sale as such events are more fully set forth in the first paragraph of this Section 4(j), shall have the option of electing treatment of such holder's Class C Preferred Shares or Class B Preferred Shares, as the case may be, under either this
Section 4(j) or, if applicable, Section 1(b) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than the earlier of (i) 15 days after the date of the notice of such merger, consolidation or sale delivered by the Corporation to such holder under
Section 9, or (ii) 15 days before the effective date of such event; provided that such notice shall not in any event be required to be submitted earlier than 30 days before the effective date of such event.

     (k) In each case of an adjustment or readjustment of any Conversion Rate, the Corporation will furnish each holder of Class C Preferred Shares and each holder of Class B Preferred Shares with a certificate, prepared by independent public accountants of recognized national standing, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

     (l) To exercise its conversion privilege hereunder, a holder of Preference Shares shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for Common Shares issuable upon such conversion shall be issued. The certificate or certificates for the Preference Shares surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation together with the certificate or certificates representing the Preference Shares being converted shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the Preference Shares being converted, or on his written order, a certificate or certificates as such holder may request for the number of full Common Shares issuable upon the conversion of such Preference Shares in accordance with the provisions of this
Section 4, and cash as provided in Section 4(m) in respect of any fraction of a Common Share issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted Preference Shares shall cease and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. The Corporation shall not be required to pay any transfer or other taxes by reason of issuance of such Common Shares in a name or names other than the name of the holder of the Preference Shares surrendered for conversion.

     (m) No fractional Common Shares or scrip representing fractional shares shall be issued upon conversion of Preference Shares. Instead of any fractional Common Shares which would otherwise be issuable upon conversion of Preference Shares, the Corporation shall pay to the holder of the Preference Shares converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of: (i) in the event that such conversion occurs by reason of a Qualified Offering, the per-share price at which Common Shares are offered by the Corporation to the public in connection with such Qualified Offering, or
(ii) in any other case, the market price per Common Share (as determined in a manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

     (n) In the event some but not all of the Preference Shares represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of Preference Shares which were not converted.

     (o) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preference Shares, such number of its Common Shares as shall time to time be sufficient to effect the conversion of all outstanding

Preference Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

     (p) "Extraordinary Common Shares Event" shall mean the occurrence of any of the following events after the date of filing of this Amended and Restated Certificate of Incorporation: (i) the issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) the subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) the combination of outstanding Common Shares of any class into a smaller number of Common Shares.

     5.   Redemption
          ----------

     (a) As used in this Section 5, (i) "Redemption Price" means $10,000.00 per share plus accrued and unpaid dividends in the case of the Class A Preferred Shares, $.70 per share plus accrued and unpaid dividends in the case of the Series 1986 Class B Preferred Shares, $2.00 per share plus accrued and unpaid dividends in the case of the Series 1987 Class B Preferred Shares, and $990.45 per share plus accrued and unpaid dividends in the case of the Class C Preferred Shares (in each case as appropriately adjusted for any stock splits, stock dividends, combinations or similar recapitalizations affecting any of the Preference Shares), and (ii) "Redemption Date" means any date on which a redemption is to be made pursuant to Section 5(b).

     (b) If (i) the Corporation shall at any time after January 1, 1997, receive a written request from the holders of a majority of any class of Preference Shares that the Corporation redeem all or any portion of the Preference Shares held by such holders, or (ii) unless waived in writing by the holders of a majority of the Class C Preferred Shares, upon the occurrence of an "Organic Change" (as defined in Section 5(e) below), then, in either such case, the Corporation shall promptly send a notice of redemption (the "Redemption Notice") in accordance with Section 5(c) hereof offering to redeem all of the Preference Shares then outstanding at the applicable Redemption Price. At least 15 days before the Redemption Date, written notice shall be mailed to the Corporation, postage prepaid, by each holder of record of the Preference Shares who wishes any such shares to be redeemed. The Redemption Notice shall specify the number of shares of each class of Preference Shares held by the holder which are requested to be redeemed by the Corporation. Except as specifically provided in Section 4(a) hereof, and except as provided above with respect to the occurrence of an Organic Change, no holder of Preference Shares shall have any right to have any Preference Shares redeemed (or any rights in respect of the Corporation's failure to redeem any Preference Shares) pursuant to any redemption request delivered to the Corporation prior to January 1, 1997, whether such request was or is made pursuant to the Corporation's Restated Certificate of Incorporation, as in effect prior to the filing of this Amended and Restated Certificate of Incorporation, or otherwise.

     If the funds of the Corporation legally available for redemption of Preference Shares on the Redemption Date referred to in the notice of redemption pursuant to Section 5(c) are insufficient to redeem all of the Preference Shares then outstanding and requested to be redeemed, those funds that are legally available will be used first to redeem the maximum possible number of whole shares of Class C Preferred Shares ratably among the holders of such class to the extent of the Class C Preferred Shares which such holders desire to have redeemed and then, if there remain any funds legally available for redemption of the other Preference Shares, such funds will be used to redeem the maximum possible number of whole shares of other Preference Shares as follows: The Corporation shall redeem (A) that number of Series 1986 Class B Preferred Shares which is determined by dividing 77% of the Redemption Amount available by the Redemption Price for the Series 1986 Class B Preferred Shares ratably among the holders of such Series and (B) that number of Series 1987 Class B Preferred Shares which is determined by dividing 23% of the Redemption Amount available by the Redemption Price for the Series 1987 Class B Preferred Shares ratably among the holders of such Series. Shares so redeemed shall be redeemed pro rata from holders of all Class B Preferred Shares to the extent of the Class B Preferred Shares which such holders desire to have redeemed. The Redemption Amount available shall be (x) the maximum amount legally available for the redemption of the Preference Shares after payment of the full Redemption Price of all the Class C Preferred Shares multiplied by (y) two-thirds. The remaining one-third shall be used by the Corporation to redeem Class A Preferred Shares ratably among the holders of such Class to the extent of the Class A Preferred Shares which such holders desire to have redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preference Shares not yet redeemed because funds were not available, such funds will be used, at the end of the next succeeding fiscal quarter, first to redeem the balance of the outstanding shares of Class C Preferred Shares, the holders of which had requested to have such shares redeemed, or such portion thereof for which funds are legally available, and then to redeem the balance of the outstanding Preference Shares, the holders of which had requested to have such shares redeemed, or such portion thereof for which the funds are then legally available as provided above in this Section 5(b).

     (c) Notice of any redemption pursuant to this Section 5 shall be sent by first class certified or registered mail, return receipt requested, postage prepaid, to the holders of record of Preference Shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation and shall specify the Redemption Date. Such notice shall be mailed not less than 30 nor more than 60 days in advance of the applicable Redemption Date therefor. Notwithstanding the foregoing, the Corporation's failure to give such notice shall in no way affect its obligation to redeem the Preference Shares as provided in Section 5(b) above. On the Redemption Date, the holders of record of Preference Shares to be redeemed on such Redemption Date shall be entitled to receive the Redemption Price therefor upon actual delivery to the Corporation or its agent of the certificate(s) representing the shares to be redeemed. All Preference Shares redeemed by the Corporation pursuant to this Section 5 shall be retired by the Corporation and not reissued.

     (d) Anything in this Section 5 to the contrary notwithstanding, the holders of Class B and Class C Preferred Shares shall have the right, exercisable at any time up to the close of business on the applicable Redemption Date, to convert all or any part of such shares so called for redemption into Common Shares pursuant to Section 4 hereof.

     (e) An "Organic Change" shall be the occurrence of one or more of the following events: (i) a change in the persons or entities or group (as that term is used in Section l3(d)(3) of the Securities Exchange Act of 1934) of persons or entities that beneficially own securities of the Corporation representing a majority of the combined voting power of the outstanding securities of the Corporation ordinarily having the right to vote in the election of directors,
(ii) a change in the persons or entities or group (as so defined) of persons or entities and its designees that, by contract or otherwise, have the right to elect a majority of the Board of Directors of the Corporation, (iii) any consolidation of the Corporation or a merger in which the Corporation is not the surviving corporation, (iv) a sale or lease of all or substantially all of the assets of the Corporation or (v) a liquidation, dissolution or winding up of the affairs of the Corporation; provided, however, that a Qualified Offering shall not be considered an Organic Change.

     6.   Restrictions and Limitations on Certain Corporate Actions.
          --------------------------------------------------------------

     (a) So long as at least 1,263,345 of the Class B Preferred Shares remain outstanding, the Corporation shall not without the vote or written consent by the holders of a majority of the then outstanding Class B Preferred Shares; and shall not without the vote or written consent by the holders of a majority of the then outstanding Class C Preferred Shares:

     (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any Preference Shares other than pursuant to Section 5 hereof; or

     (ii) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Shares of the Corporation; provided, however, that this restriction shall not apply to the repurchase of Common Shares issued to directors, officers, consultants or employees pursuant to stock purchase or stock option plans or subject to stock repurchase agreements, in each case, if such repurchase is approved by the Board of Directors, so long as the repurchase price paid by the Corporation does not exceed the purchase price paid by such employee, or pursuant to restrictive stock purchase agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment; or

     (iii) Authorize or issue, or obligate itself to issue any other equity security senior to or on a parity with the Preference Shares as to liquidation preferences, conversion rights, voting rights or otherwise; or

     (iv)  Increase the total number of authorized Preference Shares; or

     (v) Authorize any merger or consolidation of the Corporation with or into any other Corporation or entity or authorize the sale of substantially all of the assets of the Corporation; or

     (vi)  Amend the Certificate of Incorporation or By-Laws of the Corporation;
or

     (vii) Subject to the provisions of Section 7(b) hereof, increase the number of directors of the Corporation to a number greater than seven.

     7.    Special Voting Rights for Class B and Class C Preferred Shares.
           --------------------------------------------------------------

     (a) If any one or more of the following events shall occur and be continuing at any time: (i) if any amounts required to be paid pursuant to a redemption under Section 5 hereof are not paid within 15 days after the dates such payments are due; (ii) if the Corporation or any of its subsidiaries shall
(A) admit in writing its inability to pay its debts generally as they become due, (B) file a petition or answer or consent seeking relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy or insolvency law or other similar law,
(C) consent to the institution of, proceedings under any law listed in (B) above, or to the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian (or other similar official) of the Corporation or any subsidiary or of any substantial part of their property, (D) fail generally to pay its debts as such debts become due, or take an assignment for the benefit of its creditors; (iii) if a decree or order shall be entered by a court for relief in respect of the Corporation or any of its subsidiaries under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy or insolvency law or other similar law, or appointing a receiver, liquidator, assignee, trustee (or similar official) of the Corporation or any subsidiary or of any substantial part of their property or ordering the winding-up or liquidation of their affairs and such decree or order shall not be vacated or dismissed or set aside or stayed within a period of 100 days from the date of entry thereof; (iv) if the Corporation shall be in default under any agreement or instrument governing any indebtedness equal to or exceeding $100,000 in unpaid principal amount under circumstances which would permit the holder of such indebtedness, upon notice or passage of time or both, to accelerate the payment thereof, then, and in each and every case, the holders of (a) not less than 51% in interest of the Class C Preferred Shares and (b) not less than 51% in interest of the Class B Preferred Shares, each voting as a separate class, may, by vote at a meeting of shareholders or by written notice to the Corporation, declare the Corporation to be in default hereunder ("Event of Default"). After such an Event of Default shall have been declared, the Corporation shall promptly notify each holder of Preference Shares then outstanding that such holder shall be entitled to redemption, subject to the provisions of this Section, of all or any part of such holder's Preference Shares on the date 30 days following the date of such notice. Any redemption under this Section 7(a) shall be at the applicable Redemption Price, in the order of priority and otherwise as set forth in Section 5 hereof. To exercise its redemption option hereunder, a holder of Preference Shares shall give the Corporation written notice specifying the number of shares to be redeemed at least 10 days prior to the date fixed for redemption, and shall present and surrender the certificate or certificates for such shares (duly endorsed for transfer), to the Corporation at the principal office of the Corporation and thereupon, subject to the priority set forth in Section 5(b) hereof, the applicable Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. If the number of shares represented by the certificate or certificates surrendered shall exceed the number of shares to be redeemed, the Corporation shall issue and deliver to the person entitled thereto a certificate or certificates representing the unredeemed balance of such shares.

     (b) If an Event of Default is declared under Section 7(a) hereof, and if at least 1,263,345 of the Class B Preferred, Shares or if any Class C Preferred Shares remain outstanding following any redemptions under said Section 7(a), to the extent permitted by law as relating to directorships, the holders of the Class B Preferred Shares and Class C Preferred Shares shall have the right, voting together as a class and separately from all other classes, to elect that even number of additional directors which, not counting the directors elected by the Class B Preferred Shares and Class C Preferred Shares pursuant to Section

3(c) and 3(d) hereof, would constitute a majority of the members of the Corporation's Board of Directors, the remaining directors to be elected as provided in Section 3 hereof. If and when such right of the holders of the Class B Preferred Shares and Class C Preferred Shares becomes operative, the maximum authorized number of members of the Board of Directors of the Corporation shall automatically be increased to the extent necessary to create any vacancy to be filled only by vote of the holders of the Class B Preferred Shares and/or the Class C Preferred Shares then outstanding as hereinafter set forth. Whenever such right hereunder shall become operative, such right shall be exercised either by written consents, at special meetings or at any annual meeting of shareholders held for the purposes of electing directors. In electing the additional directors hereunder, one-half of such number of additional directors shall be elected by vote of the holders of Class C Preferred Shares and one-half of such number of additional directors shall be elected by vote of the holders of Class B Preferred Shares. If no Class C Preferred Shares are then outstanding, all of the additional directors will be elected by vote of the holders of the Class B Preferred Shares. In electing the additional directors to be elected pursuant to this Section 7, holders of the Class B Preferred Shares and Class C Preferred Shares shall not be entitled to cumulative voting and accordingly each such director shall be elected by a plurality vote.

     (c) The right hereunder to elect the additional members of the Board of Directors of the Corporation as aforesaid shall continue until such time as the Event of Default shall have been cured, at which time the right to vote for directors shall be as provided in Section 3 hereof (subject to becoming operative again upon the occurrence of a subsequent Event of Default) and the maximum authorized number of members of the Board of Directors of the Corporation shall automatically be reduced to its former number if such number was increased at the time when the voting rights hereunder became operative. Upon any termination pursuant to this Section 7(c) of the right of the holders of the Class B Preferred Shares and Class C Preferred Shares to vote for such increased number of directors as herein above provided, the term of office of any director then in office elected by the holders of Class B Preferred Shares and Class C Preferred Shares pursuant to this Section 7(c) (but not a director elected pursuant to a different Section) shall terminate immediately.

     8. No Reissuance of Preference Shares. No Preference Share acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of Preference Shares accordingly.

     9. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there is authorized any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preference Shares at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such capital reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date set for the determination of shareholders entitled to participate therein, (c) the time, if any, that is to be fixed, as to when the holders of record of Common Shares or other securities shall be entitled to exchange their shares of Common Shares or other securities for securities or other property deliverable upon such capital reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, and (d) in reasonable detail, information with respect to such capital reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     FIFTH.    The Corporation is to have perpetual existence.

     SIXTH.    Subject to the provisions of Section 6(vi) of Article FOURTH, and subject to any other limitations that may from time to time be imposed by other provisions of this Amended and Restated Certificate of Incorporation, by law, or by the Corporation's by-laws, the Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

     SEVENTH. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

     EIGHTH.   Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation shall so provide.

     NINTH.    The Corporation shall, to the fullest extent permitted by the
General Corporation Law of the State of Delaware, as it may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under law, including without limitation the persons serving from time to time as directors of the Corporation, against any expenses, liabilities, or other matters referred to in, covered by, or permitted by such law. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement vote of stockholders or disinterested directors, or otherwise, both as to action or omission in their official capacities and as to action or omission in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to or repeal of this provision shall deprive any person of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     TENTH.    Subject to the provisions of Section 6(vi) of Article FOURTH, the
Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred upon a stockholder herein are granted subject to this express reservation.

     ELEVENTH. The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (A) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (B) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

     TWELFTH.    Effective from and after the closing of the Corporation's first
Qualified Offering, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

     THIRTEENTH. Effective from and after the closing of the Corporation's first Qualified Offering, the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles FOURTH (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), SEVENTH, NINTH, ELEVENTH, TWELFTH, or THIRTEENTH of this Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

     This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the Stockholders of the Corporation in accordance with
Section 228 of the General Corporation Law of Delaware, and written notice thereof has been given as provided in that section.

     Executed on June 19, 1996.


                                        MEDIQUAL SYSTEMS, INC.



                                        By /s/ William C. Price
                                           -------------------------------------
                                           Authorized Officer